EXHIBIT 99.7

CONSENT OF CAPSTONE VALUATION SERVICES, LLC

We hereby consent to the inclusion of our name and the summarization of our opinion on page 16 in the Prospectus made part of the Amendment No. 1 to Registration Statement on Form S-1 filed by Entertainment Gaming Asia Inc. (the “Company”) on October 15, 2014 (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ CAPSTONE VALUATION SERVICES, LLC

Los Angeles, California

October 24, 2014